Exhibit 99

MEREDITH CORPORATION
FISCAL 2009 SECOND QUARTER
INVESTOR CONFERENCE CALL

MIKE LOVELL

Good morning. This is Mike Lovell, Director of Investor Relations for Meredith Corporation. Before Chief Executive Officer Steve Lacy begins our presentation, I'll take care of a few housekeeping items.

In our remarks, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith's web site and in our earnings release. A transcript of this call will be posted to our web site, as well. With that, Steve will begin the presentation.

STEVE LACY

Good morning. Today I'll start with some thoughts on the current state of the environment we're experiencing, describe how Meredith is responding and provide more detail on our operating performance. Joe Ceryanec, our Chief Financial Officer, will go into greater depth on our financials and update our outlook.

Then we will answer any questions you might have. Joining us for the Q&A will be Jack Griffin, our Publishing Group President, and Paul Karpowicz, our Broadcasting Group President.

OVERVIEW

During the second quarter of fiscal 2009, the broader economic weakness particularly impacted the advertising side of our business, including categories that have long been staples of the American economy. Based on the limited information available so far in early Calendar 2009, we do not see near-term improvement in the advertising environment.

Earnings per share were $0.28 in the second fiscal quarter, including a special charge of $0.21 related to performance improvement measures we announced earlier in January. Excluding the charge, earnings per share were $0.49, compared to $0.75 last year, matching our previously stated expectations. Revenues were $366 million, compared to $396 million.

Automotive advertising, the largest category in our Broadcasting group, was off 40 percent during the quarter. In Publishing, three of our top 5 categories - prescription drugs, home and direct response - experienced declines in the 30 to 40 percent range. However, our largest Publishing category, food and beverage, experienced only a slight decline while our No. 2 category, toiletries and cosmetics, grew very strongly.

In addition, certain of our revenue streams not tied to advertising spend are rising, particularly our integrated marketing, brand licensing and video production activities.

I am also pleased to note that Meredith's connection to the individual consumer continues to strengthen across our businesses and media platforms.

In the most recent Mediamark Research and Intelligence report, our total readership audience remains strong at 120 million. The average reader age declined and household income rose for our major subscription magazines, including our flagship brands Better Homes and Gardens and Parents. This is in sharp contrast to trends in other forms of print media. We believe it is due to the great consumer value our brands provide and the fact that our editorial content is not time sensitive in nature.

In Broadcasting, most Meredith television stations - including key markets such as Atlanta, Portland and Hartford - reported significant increases in news viewership in the most recent ratings book. Better, our daily nationally syndicated show produced by Meredith Video Solutions, now reaches 30 percent of all U.S. television households.

These readership and viewership metrics are important because, of course, over time, advertising dollars follow meaningful aggregation of consumer audiences.

We have media assets of scale that are valuable to advertisers and marketers alike, including a broad reach to 85 million unduplicated American consumers, comprehensive consumer research, targeted database marketing, custom video production, online programs and campaign management. Surrounding all of this is our ability to deliver expert editorial content across all media platforms.

In the current environment, we are keenly focused on our performance improvement plan first outlined six months ago. Its key elements include: (1) gaining market share; (2) growing new revenue streams; and (3) practicing aggressive expense control.

Total Meredith operating expenses declined 2.6 percent in the second quarter, and were down 2.8 percent for the first six months of our fiscal 2009, excluding the special charge. Excluding acquisitions and the charge, total company operating expenses declined 4.0 percent in the quarter, and were down 4.5 percent for the first six months of fiscal 2009.

Before providing detail on business operations, I think it's important to remember that Meredith possesses: (1) a strong balance sheet; (2) modest levels of debt at a low cost of funds; and (3) adequate liquidity supported by strong operating cash flow. We are taking additional steps to strengthen our solid financial position through continued disciplined expense and cash management.

We continue to believe the current downturn in advertising that we are experiencing is primarily cyclical - linked to the recessionary economy - and less tied to structural issues impacting our business. Independent research we commissioned points to the same conclusion. Our strong national and local brands, growing new revenue streams, and the conservative financial practices I just mentioned, all position Meredith well for the future economic recovery.

PUBLISHING

Now let's look at our operating performance, beginning with Publishing.

Advertising revenues declined nearly 20 percent in the second quarter, similar to our first quarter results. While it is still early to call it a trend, our third quarter advertising forecast is pacing under 15 percent, stronger than in the first half of the fiscal year.

Most of our major advertising categories experienced significant declines in the first half of the fiscal year, but toiletries & cosmetics, our second-largest category, was up in double-digits for the second consecutive quarter. Food & beverage, the top Publishing advertising category generating more than 25 percent of ad dollars in the second fiscal quarter, was off in the mid-single digits, a marked improvement from the 30 percent decline witnessed in our first quarter of 2009.

To better serve our clients and capture a higher share of advertising revenues in the current environment, we are working, of course, to maximize the efficiency of our sales force, and emphasizing the broad reach and tremendous value our media portfolio offers for our advertising clients.

During the second quarter, Meredith 360o - our strategic sales group that typically works directly with corporate clients - won several new multi-million dollar, multi-platform programs.

As an example, we were awarded new business from a leading insurance company to develop a multi-platform campaign focused on parents bringing their new babies home from the hospital. Recognizing Meredith as an authority on baby care, the program spans six of our brands - including Parents and Better Homes - and also includes video, online, and consumer events.

Fisher-Price chose Parents and American Baby to launch a new branding initiative. The 8-page insert ran in the November and December issues, and the campaign continues in Calendar 2009.

And finally, More magazine celebrated its 10th anniversary during the quarter. The newly redesigned November issue caught the eye of luxury advertisers such as Mercedes-Benz and Estée Lauder. Each purchased their first advertising with More. Since its launch in 1998, More has quadrupled its guaranteed rate base to 1.2 million, and it has built a robust consumer events business anchored by an annual model search and the More marathon.

These wins emphasize the fact that well-established media brands are particularly suited to helping corporations strengthen their own connection to the consumer, and of course, sell more product.

As I mentioned earlier, we're very pleased that Meredith's brands strengthened their relationship to the American consumer across many media platforms in the fiscal second quarter, including in print, online, and through consumer products via our brand licensing activities. In addition to the factors mentioned earlier:

  Initial direct mail response rates and renewals have exceeded our expectations. Checkout scan data estimates point to increases in market share for our major titles at newsstand - particularly Family Circle, Better Homes and More - versus competitors in the women's interest arena. We believe these are indications that consumers recognize the tremendous value that our products offer in difficult economic times.

  Traffic on Meredith's consumer Web sites increased in the second quarter of fiscal 2009 from the year-ago period. The number of unique visitors rose 25 percent to nearly 16 million and page views averaged nearly 200 million per month during the quarter. The average time spent per visitor on our 25 Publishing branded sites grew to nearly 13 minutes. The total number of videos viewed rose 17 percent to 3.2 million.

During the quarter, we announced an investment in the Real Girls Media Network - a group of premium-branded online social communities. Also, we launched MixingBowl.com, a new social networking site for women who are passionate about food and recipes. Meredith is now in the Top 10 of online networks dedicated to women, an important market positioning in the advertising community.

Turning to Meredith Integrated Marketing, revenues grew 30 percent during the fiscal second quarter, driven by growth in our core custom publishing activity and contributions from acquisitions made over the last several years. The capabilities added to Meredith Integrated Marketing allow us to pitch for a much broader range of new business than ever before.

It's important to remember that revenues in this business typically come from a client's marketing budget, and that assignments are worth millions of dollars and tend to span several years. This business is, in the long run, an important hedge against the month-to-month volatility of advertising revenues. However, our integrated marketing clients are not immune to the broader economy, and currently, prospective clients appear less inclined to launch major new long-term programs.

Meredith Integrated Marketing was awarded several new assignments during the quarter. These include:

New work developing consumer Web sites for two premium Nestlé brands: Coffee-Mate and Taster's Choice. Led by our O'Grady Meyers team, this win represents an additional assignment within Nestlé's important beverage division.

Genex won new business from Kraft to develop an iPhone application in support of our much broader custom marketing program for Kraft's multi-media Food & Family brand. This application was featured yesterday in the New York Times. The iFood Assistant offers more than 7,000 recipes tested by Kraft, shopping lists, user reviews and instructional cooking videos. Additionally, Genex was commissioned during the quarter to design and maintain Acura's new financial services website.

Our team at New Media Strategies expanded business with several clients, including Sony Pictures, Nestlé's infant nutrition division and Kimberly Clark. Additionally, New Media Strategies was commissioned to begin working internationally for Paramount Global during our second fiscal quarter.

Brand licensing delivered another strong quarter as revenues rose 27 percent.

We completed several licensing agreements that will extend Better Homes and Gardens, Parents, More, and our Diabetic Living to more than 20 countries, including Italy, Mexico, Brazil and other countries throughout the Middle East. With these new alliances, Meredith's global reach will expand to more than 25 agreements in 40 countries. At this point in time, revenues from most of our international relationships are relatively modest, however we view our efforts in this space as laying an important foundation for growth, primarily driven by a growing middle class and increasing home ownership in these developing countries.

We continue to sign new franchisees to the Better Homes and Gardens Real Estate service, including the Masiello ["MASS-E-L-O"] Group - one of the largest real estate companies in the country with 30 offices and 600 sales associates.

Finally, sales of Better Homes and Gardens-branded home products at Walmart are meeting expectations following the September 2008 launch of this new program. Walmart is supporting the line with a national multi-media advertising campaign that is reaching millions of American consumers.

Additionally, Meredith and Walmart reached agreement during the quarter to nearly double the size of the program to approximately 1,000 SKUs of products in calendar 2009.

BROADCASTING

Turning now to our Broadcasting group, total revenues declined 4 percent during the quarter, as $17 million in net political revenues helped offset double-digit declines in most ad categories, including a 40 percent reduction in automotive advertising. For the first half of fiscal 2009, total political revenues were $23 million, meeting our earlier-stated expectations.

I am pleased to note that for the second fiscal quarter, our stations' advertising performance outperformed the television industry, according to recent data from the Television Bureau of Advertising.

We were able to outperform the industry, in part, because of our aggressive efforts to improve ratings. We were successful in achieving viewership gains, as evidenced by the November ratings book. Among the highlights:

  Our powerhouse Hartford CBS station continued its market leadership across all news periods.
  Our Nashville NBC affiliate ranked #1 in all three evening newscasts.
  Our Portland Oregon FOX affiliate won in morning and late news, and it is the No. 1 news station in the marketplace.
  For the first time, our Atlanta CBS affiliate was No. 2 in news at 11 p.m,
  Our stations in Las Vegas, Kansas City and Greenville South Carolina all posted strong ratings gains.

These ratings gains are key to commanding higher revenues for advertising spots into the future.

Additionally, we continue to actively identify and pursue new revenue streams and share best practices across our station group. These include:

  A new viewer loyalty program called "Rewards" that creates incentives for viewers to watch our programming, and then interact with advertiser-sponsored questionnaires, games and surveys online. This program was recently featured in Broadcasting and Cable magazine.
  Our Job Connections program, which takes advantage of the power and reach of our stations and our Web sites to help local businesses recruit new employees.
  "Better Health," which captures a greater share of local healthcare advertising. The program provides sponsored content from specialists in the local medical community, and also features content from Meredith's Publishing brands, including Healia, our Web medical search engine.

Additionally, Meredith Video Solutions, while still in an investment phase, tripled revenues during the second fiscal quarter. The Better show, Meredith's nationally syndicated lifestyle television activity featuring content inspired by our Publishing brands, is now available in more than 40 markets, representing 30 percent of the country. Top 20 markets including San Francisco (#5), Cleveland (#17) and Denver (#18) cleared the program during the fiscal second quarter.

Retransmission fees have now more than doubled in the first half of fiscal 2009. We recently agreed to new terms with Comcast, the largest carrier of our signal, operating in eight of our 10 television markets. Meredith has now successfully completed new retransmission agreements with six of the seven major cable operators across our marketplace. We expect retransmission fees will grow to at least $15 million annually by fiscal 2010.

With that Company overview, I'll turn the presentation over to Chief Financial Officer Joe Ceryanec, who will take you through our financials and outlook.

FINANCIAL UPDATE (JOE CERYANEC)

Thanks Steve.

As Steve noted, earnings per share were $0.28 in the second quarter, including the special charge of $0.21 per share, thus $0.49 without the special charge and in-line with our previously stated expectations.

During the second fiscal quarter, Meredith recorded a special charge of approximately $16 million, or $10 million after tax. The charge includes the cost of a companywide workforce reduction of approximately 250 employees; the closure of Country Home magazine, effective with the March 2009 issue; and the relocation of the creative functions of the ReadyMade brand and Parents.com to Des Moines. Additional information on the special charge is available in Tables 1 and 2 of today's press release, and in Meredith's press release dated January 8, 2009.

For the first six months of fiscal 2009, earnings per share were $0.69 including the special charge and $0.90 without it. Fiscal 2009 first-half revenues were $737 million compared with $800 million in the prior year. Fiscal 2008 first-half earnings per share were $1.43.

Within the Publishing group, fiscal 2009 second quarter Publishing operating profit was $15 million including the charge and $28 million without it, compared to $45 million a year ago. Total revenues were $282 million, versus $309 million a year ago. Advertising revenues were $122 million, versus $153 million in the second quarter of fiscal 2008, when advertising revenues had increased 8 percent.

For the first half of fiscal 2009, operating profit was $48 million including the charge and $61 million without it. Revenues were $582 million. For the first six months of fiscal 2008, operating profit was $100 million on revenues of $638 million. Ad revenues were $271 million, compared to $333 million a year ago, when advertising revenues had increased 11 percent. Net advertising revenues per page rose approximately 1 percent in the first six months of fiscal 2009 from the year-ago period.

Within the Broadcasting group, fiscal 2009 second quarter Broadcasting operating profit was $22 million including the charge and $24 million without it, compared to $28 million a year ago. Total revenues were $84 million, versus $88 million a year ago. Net political revenues were $17 million - which matched our expectations - compared to $1 million in the year-ago period.

For the first half of fiscal 2009, operating profit was $33 million including the charge and $35 million without it. Revenues were $155 million. For the first six months of fiscal 2008, operating profit was $41 million on revenues of $162 million. Net political revenues were $23 million - again matching our expectations and up from $3 million in the year-ago period.

Turning to cash flow and the balance sheet;

Meredith generated $83 million in cash flow from operations during the first six months of fiscal 2009. Meredith's total debt was $455 million at December 31, 2008, down $30 million from its prior fiscal year end, and its weighted average interest rate was approximately 4.4 percent as of December 31, 2008.  Meredith's debt-to-EBITDA ratio continues to be a conservative 1.7 to 1, well under existing debt covenants.  The company has repurchased 865,000 shares in fiscal 2009, leaving 1.5 million shares remaining under our current share repurchase authorizations.

As Steve noted, we have a strong balance sheet, a low level of debt, and we are exercising aggressive expense management across the company and are well-positioned to weather the current softness in advertising and general turbulence in the financial markets.

OUTLOOK

Most of our advertising clients continue to experience a difficult economic environment. This resulting weakness will impact Meredith's revenues for the remainder of fiscal 2009.

While it's too early to predict an improving trend, fiscal 2009 third quarter Publishing advertising revenues are currently down nearly 15 percent, compared with a decline of nearly 20 percent in the first half of fiscal 2009. Additionally, fiscal third quarter paper prices are moderating compared to the first half. Still, paper prices are expected to be approximately 7 percent higher than the third fiscal quarter of 2008.

Broadcasting advertising pacings are currently down nearly 40 percent, driven by a 70 percent decline in automotive pacings.

Our average tax rate is expected to be approximately 36 percent in the third quarter, and 40 percent for the full fiscal 2009.

Currently, we expect third quarter earnings per share to range from approximately $0.55 to $0.60. Full year earnings per share are expected to range from $2.00 to $2.25, excluding the special charge taken in the fiscal second quarter.

And now I'll turn it back to Steve for closing comments.

CONCLUSION

To conclude this morning before the Q&A, Meredith possesses a solid foundation and is well-positioned to build shareholder value over time. Specifically:

  We have a powerful portfolio of profitable and vibrant media brands and assets;

  We possess a strong and growing connection to the American consumer, particularly women, who make the overwhelming majority of purchasing decisions in the American household. This is evidenced on the Publishing side of our business through recent readership studies as measured by MRI, and on the Broadcasting side through the most recent ratings period;

  Our revenue mix is balanced, with approximately 60 percent generated from advertising sources and 40 percent from non-advertising sources;

  Many of our non-advertising sources of revenues, including brand licensing and video production businesses, are experiencing rapid growth and possess more upside potential;

  We are continuing our aggressive expense and cash management program;

  We generate significant operating cash flow, have a conservative balance sheet, and a modest level of debt at a low cost of funds.

At Meredith, we have a proven track record of outperforming our respective industries and growing share. Once again, we believe current trends are primarily cyclical in nature and not structural as it relates to our industry or Meredith in particular. We're confident we will manage through this challenging time, and emerge in an even stronger competitive position.

Now, we will be happy to field your questions.